Exhibit 23.10
September 29, 2009
China Real Estate Information Corporation
No. 383 Guangyan Road
Shanghai, 200072
People’s Republic of China
Ladies and Gentlemen:
Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference of my name as a director of China Real Estate Information Corporation, formerly known as CRIC Holdings Limited (the “Company”), effective immediately upon the completion of the initial public offering of the Company’s ordinary shares in the form of American depositary shares and the Company’s acquisition of the online real estate business of SINA Corporation.
Sincerely yours,

/s/ Hong Du

Hong Du